SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): December 23, 1997

                        PHARMAKINETICS LABORATORIES, INC.

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             (Exact Name of Registrant as Specified in its Charter)

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
       Maryland                    000-11580                          52-1067519
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(State of Incorporation)    (Commission File Number)     (I.R.S. Employer Identification No.)
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 302 West Fayette Street
Baltimore, Maryland                                                  21201
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(Address of Principal Executive Offices)                          (Zip Code)

Registrant's Telephone Number, Including Area Code: 410 385-4500
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ITEM 1.  CHANGES IN CONTROL OF REGISTRANT.

      PharmaKinetics Laboratories, Inc. (the "Registrant") has received the proceeds of the sale to investors including certain affiliates of Aster (bullet) Cephac, S.A. ("Aster (bullet) Cephac") and CAI Advisors & Co. (collectively, the "Purchasers") of (i) 833,300 shares of a newly created Class A Convertible Preferred Stock (the "Preferred Stock") and (ii) warrants (the "Warrants") to purchase 6,250,000 shares of the Registrant's common stock, $0.001 par value per share (the "Common Stock"), and has entered into a Registration Rights Agreement and Technology Sharing Agreement in connection therewith. The securities were sold for an aggregate purchase price of $5,000,000 in a private placement pursuant to a Preferred Share and Warrant Purchase Agreement dated as of December 4, 1997 (the "Agreement"). The Purchasers beneficially own approximately 41% of the Registrant's voting securities without giving effect to the possible exercise of Warrants or approximately 54% of the Registrant's voting securities if all Warrants were exercised. Such percentage ownership is calculated on the basis of shares outstanding at November 30, 1997 and does not give effect to the possible exercise of outstanding stock options.

      The Agreement provides for the sale to the Purchasers of a total of 833,300 shares of Preferred Stock for $4,937,500. The Preferred Stock is convertible at any time into shares of Common Stock at a conversion ratio of one share of Preferred Stock for ten shares of Common Stock. The conversion ratio is subject to adjustment under certain circumstances to prevent dilution. In the event of the liquidation of the Registrant, the holders of shares of Preferred Stock who do not convert their shares into Common Stock are entitled to receive $5.925 per share, prior to any distributions being made to the holders of any other class or series of the Registrant's capital stock. This liquidation preference also is available to the holders of shares of Preferred Stock upon the merger, consolidation, sale of all or substantially all of the assets of the Registrant or a similar transaction. Each share of the Preferred Stock is entitled to one vote for each share of Common Stock into which the Preferred Stock is convertible. The Preferred Stock will vote together with the Common Stock.

      The Agreement further provides for the sale to the Purchasers, for $62,500, of Warrants to purchase 6,250,000 shares of Common Stock at an exercise price of $1.20 per share. The Warrants are exercisable for a period of three years from the date of issue, contain customary anti-dilution provisions and are not transferrable without the consent of the Registrant. Notwithstanding the foregoing, the Warrants are not exercisable until the Registrant amends its charter to increase the number of its authorized shares of Common Stock to permit the issuance of shares upon exercise of the Warrants. In the event such charter amendment is not effective by April 30, 1998, (or such later date as may be agreed upon by the parties), the Agreement provides that the number of shares of Common Stock issuable to the Purchasers upon exercise of the Warrants will be reduced to 2,750,000 and the exercise price will be $0.60 per share.

      So long as the Purchasers beneficially own at least 10% of the issued and outstanding shares of Common Stock, the Purchasers have the right to designate that number of members of the Registrant's board of directors which is in proportion to the proportion that the number of shares of Common Stock beneficially owned by the Purchasers bears to the total number of issued and outstanding shares of Common Stock. Notwithstanding the foregoing, the Purchasers have the right to designate one-half of the members of the Registrant's board of directors so long as the Purchasers beneficially own at least 35% of the issued and outstanding shares of Common Stock.


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      Pursuant to a Registration Rights Agreement, the Purchasers have up to two demand registration rights and unlimited "piggyback" registration rights with respect to the shares of Common Stock issuable upon the conversion of the Preferred Stock and the shares of Common Stock issuable upon exercise of the Warrants. These registration rights terminate at such time as such shares of Common Stock are freely transferable, without volume limitations, pursuant to Rule 144 promulgated under the Securities Act of 1933.

      The Registrant, Aster-Cephac and Aster-Cephac's wholly-owned subsidiary, Cephac, S.A., also have entered into a Technology Sharing Agreement pursuant to which the parties will share certain methods for bioanalytical testing and develop and implement cooperative marketing efforts.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

      (a)  Financial Statements of Businesses Acquired.

           Not applicable.

      (b)  Pro Forma Financial Information.

           Not applicable.

      (c)  Exhibits.

            4.1     Articles Supplementary

            4.2     Form of Warrant

            4.3     Form of Stock Certificate for Class A Convertible
                    Preferred Stock

            4.4     Registration Rights Agreement dated as of
                    December 23, 1997

           99.1 Preferred Stock and Warrant Purchase Agreement dated as of December 4, 1997

           99.2     Technology Sharing Agreement dated as of December 23,
                    1997

           99.3     Press Release dated December 23, 1997.



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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     PHARMAKINETICS LABORATORIES, INC.

Date: January 7, 1998                By:    /s/ James K. Leslie
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                                           James K. Leslie,
                                           Chief Executive Officer and President